Exhibit 10.7

TRIBECA FORBEARANCE AGREEMENT AND
AMENDMENT TO CREDIT AGREEMENTS

THIS TRIBECA FORBEARANCE AGREEMENT AND AMENDMENT TO CREDIT AGREEMENTS (this “Agreement”) is entered into as of the 28th day of December, 2007, (the “Forbearance Effective Date”) by and among THE BORROWERS listed on Schedule 1 hereto (each, a “Borrower” and collectively, the “Borrowers”), including without limitation, TRIBECA LENDING CORP., a New York corporation, in its individual capacity (“Tribeca”), and FRANKLIN CREDIT MANAGEMENT CORPORATION, a Delaware corporation, in its capacity as Guarantor hereunder and in its capacity as servicer (“FCMC” or “Guarantor”), and THE HUNTINGTON NATIONAL BANK (“Huntington” or “Lender”).

RECITALS:

WHEREAS, certain of the Borrowers, Tribeca and Huntington (as successor-in-interest to Sky Bank) are parties to that certain Master Credit and Security Agreement, dated as of February 28, 2006, as the same has been amended, supplemented, restated or otherwise modified prior to the date of this Agreement (the “Tribeca Master Agreement”), pursuant to which Huntington holds certain outstanding loans made to the applicable Borrowers (the “Tribeca Master Term Loans”), which Tribeca Master Term Loans are secured by, among other things, certain Mortgage Loans as provided in the Tribeca Master Agreement and the other agreements entered into in connection therewith; and

WHEREAS, Tribeca and Huntington (as successor-in-interest to Sky Bank) are parties to that certain Warehousing Credit and Security Agreement, dated as of October 18, 2005, as the same has been amended, supplemented, restated or otherwise modified prior to the date of this Agreement (the “Tribeca Warehousing Agreement”), pursuant to which Huntington holds certain outstanding loans made to Tribeca (the “Tribeca Warehousing Credits”), which loans are secured by, among other things, certain Mortgage Loans as provided in the Tribeca Warehousing Agreement and the other agreements entered into in connection therewith; and

WHEREAS, the Tribeca Master Agreement and the Tribeca Warehousing Agreement are collectively referred to as, the “Credit Agreements,” and the Tribeca Master Term Loans and the Tribeca Warehousing Credits are collectively referred to as the “Commercial Loans”); and

WHEREAS, Tribeca, the other Borrowers, FCMC and Lender wish to make the Credit Agreements subject to the terms of this Agreement, on the terms and conditions set forth herein, in order to, among other things, (a) consolidate the Commercial Loans and convert the aggregate outstanding principal amounts thereof into (i) a term loan facility in the amount of $400,000,000 (“Tranche A”), and (ii) a term loan facility in the amount of $91,133,187, divided into four (4) sub-tranches of $22,783,296.75 each (“Tranche B-1,” “Tranche B-2,” “Tranche B-3”, and “Tranche B-4” and, collectively, “Tranche B”) (c) make each of Tranche A, and Tranche B, a full recourse obligation of each Borrower, and make each Borrower jointly and severally liable for the repayment of Tranche A, and Tranche B, and (d) reaffirm all obligations, liabilities and Liens on substantially all assets of each Borrower and Guarantor, including without limitation all of the collateral which secures the Commercial Loans; and

WHEREAS, as of the date hereof certain of the Borrowers and FCMC are in default of the following provisions of the Credit Agreements as applicable:

A.  Tribeca Master Agreement:

(i)  Tribeca has failed to deliver to Lender FCMC’s and Tribeca’s statements of income and cash flows and related balance sheet, each for the fiscal quarter ending September 30, 2007, certified by the chief financial officer or other appropriate officer of FCMC;

(ii) Tribeca and its Subsidiaries have failed to maintain a minimum net worth of not less than $3,500,000;

(iii) Tribeca have failed to maintain consolidated pretax net income of $750,000, in the aggregate over the four quarters ending September 30, 2007, and as of September 30, 2007, sustained a loss in more than three consecutive quarters;

(iv) Tribeca’s total indebtedness, less indebtedness due to affiliates, exceeds 95% of itstotal assets; and

(v) Tribeca and its Subsidiaries have failed to comply with the terms of indebtedness in excess of $100,000 owing to BOS (USA) Inc. pursuant to a certain Master Credit and Security Agreement dated March 24, 2006 among BOS (USA) Inc., Tribeca Lending Corp. and certain other Subsidiaries signatory thereto, as amended, supplemented, restated or otherwise modified from time to time;

(the defaults set forth in clauses (A)(i) through (v) above shall be referred to as the “Tribeca Master Acknowledged Defaults”.

B.  Tribeca Warehousing Agreement:

(i)  the Tribeca Master Acknowledged Defaults are defaults under the TribecaWarehousing Agreement; and

(ii) certain of the Borrowers may be in default of various other provisions of the TribecaWarehousing Agreement;

(the defaults set forth in clauses (B) (i) and (ii) above shall be referred to as the “Tribeca Warehousing Acknowledged Defaults” and together with the Tribeca Master Acknowledged Defaults and the Tribeca Warehousing Acknowledged Defaults , the “Acknowledged Defaults”); and

WHEREAS, Guarantor and each Borrower have requested that Lender not exercise its rights to initiate proceedings to foreclose or otherwise realize upon the Collateral which secures the Obligations of Guarantor and Borrowers as a consequence of the Acknowledged Defaults, and Guarantor and each Borrower acknowledge that Lender is entitled to exercise all rights and remedies available to Lender under the Loan Documents; and

WHEREAS, Guarantor and each Borrower acknowledge that Lender is granting the forbearance as provided in this Agreement in consideration and reliance upon the promises and agreements of Guarantor and each Borrower contained in this Agreement, and Guarantor and each Borrower  acknowledge and agree that all actions taken by Lender prior to the date hereof have been reasonable and appropriate under the circumstances; and

WHEREAS, in order to induce Lender to enter into this Agreement, Guarantor is willing to provide a guaranty agreement and to secure its obligations thereunder with a Lien on substantially all of its assets; and

WHEREAS, in connection with the Credit Agreements and the Commercial Loans, certain of the Borrowers and Guarantor entered into promissory notes, security agreements, certificates, letter of credit reimbursement agreements, pledge agreements, control agreements, joinder agreements, counterpart signature pages, assignments, guaranties, banking services agreements, hedging agreements, cash management agreements, consent agreements, collateral agreements, amendments, modification agreements, instruments and financing statements and other loan documents (each of the foregoing, together with each Credit Agreement, this Agreement, the FCMC Guaranty and all other agreements executed in connection herewith or therewith, a “Loan Document” and collectively, the “Loan Documents”); and

WHEREAS, as of December 28, 2007, certain Borrowers owe to Lender, without offset, recoupment or dispute, the outstanding principal balances of the Commercial Loans as are set forth on Schedule 2 hereto (the “Commercial Loan Principal Balances”), together with interest, fees, expenses, and other charges pursuant to the Credit Agreements, and Lender has agreed to do so in reliance of the agreements of Guarantor and Borrowers in this Agreement; and

WHEREAS, by reason of the Acknowledged Defaults, Lender has no obligation to make any additional advance on any Loan Document, and Lender is entitled to immediately exercise any right, power or remedy permitted thereto by law or any provision of the Loan Documents; and

WHEREAS, FCMC and the Borrowers have requested that Lender forbear from exercising rights and remedies under the respective Loan Documents pursuant to the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and each Borrower acknowledge and agree that all of the recitals set forth above are true and correct and are incorporated into this Agreement by this reference, and the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Forbearance, Ratification and Reaffirmation.

(a)   Absent a Forbearance Default, Lender, prior to May 15, 2009 (the “Forbearance Date”), agrees not to initiate collection proceedings or exercise its remedies under the Loan Documents in respect of any Commercial Loan against Guarantor, any Borrower or any Collateral or elect to have interest accrue under the respective Loan Documents at the stated rate applicable after default.  Each Borrower and Guarantor acknowledges and agrees that, except as specifically set forth in this Agreement, Lender (i) reserves the right to enforce each and every term of any Loan Document; (ii) is under no duty or obligation of any kind or any nature to grant Guarantor or any Borrower any additional period of forbearance beyond the Forbearance Date; (iii) shall not be construed to waive, relinquish or estop Lender from asserting Lender’s rights under any Loan Document or applicable law; and (iv) shall be under no impediment to Lender’s right to pursue any and all remedies available to it on or after the Forbearance Date or immediately upon the occurrence of a Forbearance Default.

(b)  Guarantor and each Borrower agree that (i) all Obligations under the Credit Agreements are the valid and binding obligations of Guarantor and each Borrower respectively and are enforceable in accordance with the terms thereof, except as modified by this Agreement; (ii) Obligations of each Borrower evidenced by each promissory note executed in connection with the Credit Agreements, including without limitation, each promissory note executed in connection with each Commercial Loan, executed and delivered by each Borrower are valid and binding without any present right of offset, claim, defense or recoupment of any kind and are hereby ratified and confirmed in all respects and that the outstanding principal balance of each Commercial Loan as of the date set forth in Schedule 2 hereto is set forth on Schedule 2 hereto; and (iii) the Liens and security interests granted to Lender with respect to each Mortgage Loan and other Collateral pledged as security for all Obligations of Guarantor and each Borrower under the Credit Agreements and the promissory notes executed in connection therewith are valid and binding and are enforceable in accordance with the terms thereof, except as modified by this Agreement and are hereby ratified and confirmed in all respects.

2.  Certain Defined Terms.  All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Tribeca Master Agreement.  As used herein, the following terms shall have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, accepted and prudent mortgage servicing practices (including collection procedures) generally acceptable to prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loans in the jurisdiction where the related mortgaged property is located and in a manner consistent with (i) the policies and practices in existence as of the Forbearance Effective Date for a period of 60 days after such date and (ii) thereafter with the standards and procedures described in the policies delivered to Lender pursuant to Section 11(c) (or if FMC fails to deliver such standards and policies, with the standards and policies prescribed by Lender).

“Advance” or “Advances” shall mean one or more of the Tranche A Advances, the Tranche B Advances, or any combination thereof.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Applicable Collections Amount” shall have the meaning assigned thereto in Section 5(d).

“Applicable Margin” shall mean, with respect to each Advance listed below, the percentage set forth below opposite such Advance:

Tranche A Advance................................        2.25%
Tranche B Advance.................................        2.75%

“Approved Expenses” shall mean those expenses of Guarantor and its Subsidiaries as shall be approved by Lender in its sole discretion, and which shall include the expenses of Guarantor its Subsidiaries in the ordinary course of business of up to $2,500,000 per month for the first two months after the Forbearance Effective Date, including without limitation, all fees and expenses as described in Section 40 of this Agreement (other than any such amounts paid in January 2008 and February 2008), out-of-pocket collection advances, expenses related to the maintenance of REO Properties, all fees and charges in respect of letters of credit and banking services provided for the account of Guarantor and any Borrower and costs of any litigation to require sellers of Mortgage Loans pledged to Lender to repurchase such loans because of fraud, misrepresentation or breach of warranty, in each case at the discretion of Lender.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended by the Bankruptcy Reform Act and as further amended from time to time, or any successor statute.

“Bankruptcy Reform Act” shall mean the Bankruptcy Abuse Prevention and Consumer Protection Act of 2005, effective as of October 17, 2005.

“BOS Agreements” shall mean the Master Credit and Security Agreement dated March 24, 2006 among BOS (USA) Inc., Tribeca Lending Corp. and certain other Subsidiaries signatory thereto, as amended, supplemented, restated or otherwise modified from time to time, and the other loan documents executed in connection therewith.

“BOS Borrower” shall mean Tribeca LI 2005 Corp.

“BOS Loans” shall mean any loans or advances outstanding under the BOS Agreements.

“Business Day” or “business day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to close under the laws of the State of Ohio, and if such day relates to a determination of LIBOR, means any such day on which dealings in U. S. dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any other equity interests in an entity however designated, any membership interests in a limited liability company, any and all similar ownership interests in a Person, in each case whether certificated or uncertificated, and any and all warrants or options to purchase any of the foregoing.

“Change of Control” shall mean, (a) with respect to FCMC, the replacement of a majority of the board of directors of FCMC from the directors who constituted the board of directors on the date of this Agreement for any reason other than death or disability, and such replacement shall not have been approved by such board of directors of FCMC, as constituted on the date of this Agreement (or as changed over time with the approval of the then existing board of directors of FCMC); or (b) with respect to FCMC, a Person or Persons acting in concert, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, exercise of the stock pledge or otherwise, shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of equity securities of FCMC representing more than 20% of the combined voting power of the outstanding securities of FCMC, ordinarily having the right to vote in the election of directors from the beneficial owners as of the date of this Agreement; or (c) with respect to any Borrower, the failure of FCMC to own, directly or indirectly and free and clear of any adverse claims (other than Liens securing the Obligations), 100% of the issued and outstanding Capital Stock of such Borrower.

“Collateral” shall have the meaning assigned to such term in a certain Security Agreement dated as of even date with this Agreement, as well as in the Credit Agreements, executed and delivered to Lender by Guarantor and the Borrowers and shall include without limitation all monies owing to Guarantor or any Borrower from taxing authorities.

“Collections” shall mean, without duplication, all collections, distributions, dividends, payments and other proceeds in respect of principal, interest, net liquidation proceeds or insurance proceeds or Interest Rate Hedge Agreements, from whatever source, received by or for the account of Guarantor, any Borrower, or Lender on or in respect of any Mortgage Loan(s) or otherwise constituting part of the Collateral, including without limitation (i) the net cash proceeds received by any Borrower or any of its Affiliates, together with any non-offered securities issued, in connection with the securitization or sale of any Mortgage Loan, and (ii) the related proceeds of any liquidation, collection, sale, receipt, appropriation or realization upon the Collateral, net of (iii) cash reserves for Escrow Deposits and Approved Expenses.

“Commitments” shall mean, collectively, the Tranche A Commitments and the Tranche B Commitments.

“Escrow Deposits” shall mean, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges and any other payments actually received by the servicer or Lender, which are required to be escrowed by the related mortgagor with the related mortgagee pursuant to any mortgage or any other document.

“FCMC Guaranty” shall mean the Guaranty dated as of date hereof and made by Guarantor in favor of Lender, as the same may be amended, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof.

“Franklin Advances” shall means all “Advances” under a certain Forbearance Agreement and Amendment to Credit Agreements entered into as of the 28th day of December, 2007, by and among certain Subsidiaries of Franklin Credit Management Corporation signatory thereto, Franklin Credit Management Corporation, a  Delaware corporation, and Lender, as amended, supplemented, restated or otherwise modified from time to time (the “Franklin Forbearance Agreement”).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over the Guarantor or any of the Borrowers, any of their Affiliates or any of their properties.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument.

“Interest Period” shall mean, with respect to any Advance, (i) initially, the period commencing on any funding date with respect to such Advance and ending on the calendar day prior to the Payment Date of the next succeeding month, and (ii) thereafter, each period commencing on the Payment Date of one month and ending on the calendar day prior to the Payment Date of the next succeeding month; provided, that if any Interest Period would otherwise expire on a day which is not a business day, such Interest Period shall be extended to the next succeeding business day; provided, however, that if such next succeeding business day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding business day, and provided further that interest shall continue to accrue on all amounts due and payable hereunder that remain unpaid on the applicable Termination Date until such time as such amounts are paid in full.

“Interest Rate” shall mean, for each day in respect of (a) the Tranche A Advances or the Tranche B Advances, as applicable, a per annum rate equal to LIBOR for that day plus the relevant Applicable Margin.

“Interest Rate Hedge Agreement” shall mean an interest rate swap, cap or collar agreement or any other hedging arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“LIBOR” shall mean, for each day during an Interest Period with respect to an Advance, the rate per annum obtained by dividing (1) the actual or estimated per annum rate, or the arithmetic mean of the per annum rates, of interest for deposits in U.S. dollars for one (1) month, as determined by Lender in its discretion based upon information which appears on page LIBOR01, captioned British Bankers Assoc. Interest Settlement Rates, of the Reuters America Network, a service of Reuters America Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates; or, if such service ceases to be available or ceases to be use by Lender, such other reasonably comparable money rate service as Lender may select) or upon information obtained from any other reasonable procedure, as of two banking days prior to the commencement of such Interest Period; by (2) an amount equal to one minus the stated maximum rate (expressed as a decimal), if any, of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on each date LIBOR is determined by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of such system, or any other regulations of any Governmental Authority having jurisdiction with respect thereto, all as conclusively determined by Lender.  As used herein, “banking day” shall mean any day other than a Saturday or a Sunday on which banks are open for business in Columbus, Ohio, and on which banks in London, England, settle payments.  Subject to any maximum or minimum interest rate limitation specified herein or by applicable law, LIBOR shall change automatically without notice to Guarantor or any Borrower immediately on the first day of each Interest Period, with any change thereto effective as of the opening of business on the day of any change.

“LIBOR Advance” shall mean an Advance which bears an Interest Rate based on LIBOR.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest, or any preference, priority or other agreement or preferential arrangement of any kind or nature whatsoever.

“Mandatory Prepayment Event” shall mean:
(a)           any sale, transfer or other disposition of any property of any Borrower, including without limitation pursuant to any repurchase of Mortgage Loans; or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property of any Borrower; or

(c)           the incurrence by any Borrower of any Indebtedness for borrowed money other than Subordinated Indebtedness; or

(d)           the receipt by any Borrower of the proceeds of (i) any settlement or monetary judgment in respect of any claim, litigation or other similar proceeding or (ii) any tax refund or other amount owing by any taxing authority or other Governmental Authority.

“Material Adverse Effect” shall mean a material adverse effect on (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Borrower or Guarantor, (b) the ability of any Borrower or Guarantor to perform in all material respects its Obligations under this Agreement or any obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability in all material respects of any of the Loan Documents, (d) the rights and remedies of Lender under any of the Loan Documents (including without limitation Lender’s ability to foreclose upon any Collateral or to exercise any of its other rights or remedies under any of the Loan Documents, whether as a secured party under the Uniform Commercial Code, in equity, at law or otherwise), (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith or (f) the Collateral.

“Minimum Tranche A Payment Amount” shall mean (i) with respect to any Payment Date other than the Tranche A Termination Date, $3,600,000, and (ii) with respect to the Tranche A Termination Date, the amount necessary to repay the aggregate outstanding unpaid principal balance of the Tranche A Advances in full.

“Minimum Tranche B Payment Amount” shall mean (i) with respect to any Payment Date other than the Tranche B Termination Date, $250,000, which amount will be allocated first to Tranche B-1 Advances, second to Tranche B-2 Advances, third to Tranche B-3 Advances, and fourth to Tranche B-4 Advances (each in the inverse order of maturing payments) and (ii) with respect to the Tranche B Termination Date, the amount necessary to repay the aggregate outstanding unpaid principal balance of the Tranche B Advances in full.

“Mortgage” shall mean, with respect to any Mortgage Loan, the mortgage, deed of trust, security deed or other instrument which creates a Lien on the fee simple or a leasehold estate in the real property securing such Mortgage Loan.

“Mortgage Loan” shall mean any mortgage loan in which any Borrower or Guarantor has an interest, whether or not any applicable custodian has been instructed to hold for Lender (pursuant to an applicable custodial agreement or otherwise in the case of any Mortgage Loan not held by Lender as custodian) and which mortgage loan includes, without limitation, (i) a mortgage note, the related Mortgage and all other mortgage loan documents and (ii) all right, title and interest of Guarantor or the applicable Borrower in and to the related mortgaged property.

“Net Proceeds” shall mean, with respect to any Mandatory Prepayment Event, (a) the cash proceeds received in respect of such Mandatory Prepayment Event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), (ii) in the case of a casualty or other insured damage to any property or asset of any Borrower or Guarantor, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments,  in each case net of (b) the sum of (i) all reasonable and customary fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such Mandatory Prepayment Event, and (ii) in the case of a sale, transfer or other disposition of an asset or a casualty, a condemnation or similar proceeding, or the receipt of any tax refund, the amount of all payments required to be made as a result of such Mandatory Prepayment Event to repay Indebtedness (other than Advances) secured by such asset.

“Net Worth” shall mean, with respect to any Person, the excess of the total assets of such Person over the total liabilities of such Person, as determined in accordance with GAAP.

“Note” shall mean each Tranche A Note, Tranche B-1 Note, Tranche B-2 Note, Tranche B-3 Note, Tranche B-4 Note, as applicable.

“Obligations” shall mean all obligations, loans, advances indebtedness and liabilities of Guarantor and each Borrower to Lender, whether direct or indirect, joint or several, absolute or contingent, due or to become due, and whether now existing or hereafter incurred, which may arise under, out of or in connection with this Agreement, the Notes, any other Loan Document on account of principal, interest, reimbursement obligations, fees, indemnities, including without limitation, any interest, fee, cost and expense accrued or incurred after the filing of any petition under any bankruptcy or insolvency law, any cash management or treasury management agreements, any automated clearinghouse obligation, any obligation or liability under any Interest Rate Hedge Agreement, any amount owing pursuant to any service performed by Lender or any affiliate thereof for Guarantor or any Borrower and any amount due or owing Lender pursuant to any Credit Agreement or other Loan Document.

“Payment Date” shall mean either (a) the fifth (5th) day of each calendar month or, if such day is not a business day, the next succeeding business day, or (b) in the case of the final Payment Date for the Tranche A Advances or the Tranche B Advances, the Tranche A Termination Date,  or the Tranche B Termination Date, respectively; provided, however, payments of interest accrued on the Advances shall commence on February 5, 2008.  If the due date of any payment due in respect to any Advance shall be a day that is not a business day, such due date shall be extended to the next succeeding business day; provided, however, that if such next succeeding business day occurs in the following calendar month, then such due date shall be the immediately preceding business day.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Post-Default Rate” shall mean, in respect of any principal of any Advance or any other amount under this Agreement, any Note or any other Loan Document that is not paid when due to Lender or any Affiliate thereof (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the sum of (x) 5.00% per annum plus (y)(i) the related fixed or variable Interest Rate otherwise applicable to such Advance or other amount or (ii) if no such Interest Rate is otherwise applicable, LIBOR plus the Applicable Margin in respect of Tranche A.

“Prime Commercial Rate” shall mean the commercial lending rate of interest per annum as fixed from time to time by the management of Huntington and its successors, at its main office and designated as its “Prime Commercial Rate,” from time to time in effect, with each change in the such rate automatically and immediately changing the interest rate on all applicable Advances without notice to the Borrowers, subject to any maximum or minimum interest rate limitation specified by applicable law. Each Borrower hereby waives any right to claim that the Prime Commercial Rate is an interest rate other than that rate designated by Huntington as its “Prime Commercial Rate” on the grounds that: (i) such rate may or may not be published or otherwise made known to such Borrower or (ii) Huntington may make loans to certain borrowers at interest rates that are lower than its “Prime Commercial Rate.”

“REO Property” shall mean any real property, the title to which is held by Guarantor, any Borrower or one of its Affiliates, together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property.

“Required Payments” shall have the meaning assigned thereto in Section 5(d).

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock or similar ownership interest of FCMC now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock or interest of FCMC now or hereafter outstanding, (iii) any payment made (other than any cashless exercise of stock options in the Guarantor) to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock or ownership interest of any Borrower or FCMC now or hereafter outstanding, and (iv) any payment or prepayment of principal, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim to rescission with respect to, any Subordinated Indebtedness.

“Responsible Officer” shall mean, as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution.

“Security Agreement” shall mean each Credit Agreement and the Security Agreement, dated as of December 28, 2007, and made by Borrowers in favor of Lender, as the same may be amended, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof.

“Subordinated Indebtedness” shall mean any Indebtedness incurred by Guarantor, a Borrower or any Subsidiary, the payment of which is subject to a debt subordination agreement or other subordination provisions in favor of Lender, to the written satisfaction of Lender and the terms (including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, subordination terms, events of default and remedies) of which are reasonably acceptable to Lender.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Termination Date” shall mean, as applicable, the Tranche A Termination Date or the Tranche B Termination Date.

“Tranche” shall mean each of Tranche A, Tranche B-1, Tranche B-2, Tranche B-3, and Tranche B-4.

“Tranche A” shall have the meaning assigned to that term in the recitals of this Agreement.

“Tranche A Advance” and “Tranche A Advances” shall have the meanings assigned to those terms in Section 3(a).

“Tranche A Commitment” shall mean the commitment of Lender to make a Tranche A Advance in the aggregate amount of $400,000,000.

“Tranche A Note” shall mean the amended and restated promissory note provided for Lender’s Tranche A Advance and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified, supplemented, amended or restated and in effect from time to time in accordance with the terms of this Agreement.

“Tranche A Termination Date” shall mean the Forbearance Date or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Tranche B” shall have the meaning assigned to that term in the recitals of this Agreement.

“Tranche B Advance” and “Tranche B Advances” shall have the meanings assigned to those terms in Section 3(b).

“Tranche B-1 Advance”, “Tranche B-2 Advance”, “Tranche B-3 Advance”, and “Tranche B-4 Advance”, and the plural form of each such term, shall have the meanings assigned thereto in Section 3(b).

“Tranche B Commitment” shall mean the commitment of Lender to make a Tranche B Advance in the original aggregate amount of $91,133,187.

“Tranche B Note” shall mean each of the amended and restated promissory notes provided for Lender’s Tranche B-1 Advance, Tranche B-2 Advance, Tranche B-3 Advance, and Tranche B-4 Advance and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified, supplemented, amended or restated and in effect from time to time in accordance with the terms of this Agreement.

“Tranche B Termination Date” shall mean the Forbearance Date or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of Ohio; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Ohio,

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

3.  Amended and Restated Advances.  Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of the Borrowers and Guarantor herein set forth, Lender hereby agrees to make the Advances described in this Section 3  and the Borrowers jointly and severally agree to repay such Advances as follows:

(a)           Tranche A Advances.  Lender agrees, on the Forbearance Effective Date, to convert a portion of the outstanding principal amount of Lender’s Commercial Loans equal to Lender’s Tranche A Commitment into a term loan to the Borrowers (each amount so converted, a “Tranche A Advance” and, collectively, the “Tranche A Advances”).  Any portion of the Tranche A Advances that is subsequently repaid or prepaid may not be reborrowed.

(b)           Tranche B Advances.  Lender agrees, on the Forbearance Effective Date, to convert a portion of the outstanding principal amount of Lender’s Commercial Loans equal to Lender’s Tranche B Commitment into four term loans to the Borrowers, each in an amount of $22,783,296.75 (each aggregate amount so converted, a “Tranche B Advance” and, collectively, the “Tranche B Advances”; and each such proportionate portion thereof a “Tranche B-1 Advance”, “Tranche B-2 Advance”, “Tranche B-3 Advance”, and “Tranche B-4 Advance” and, collectively, the “Tranche B-1 Advances”, “Tranche B-2 Advances”, “Tranche B-3 Advances”, and “Tranche B-4 Advance”).  Any portion of the Tranche B Advances that is subsequently repaid or prepaid may not be reborrowed.

(c)           [reserved]

                (d)           [reserved]

(e)  Notes.

(i)           Lender’s Tranche A Advance, Tranche B-1 Advance, Tranche B-2 Advance, Tranche B-3 Advance, and Tranche B-4 Advance, each shall be evidenced by a promissory note of the Borrowers, substantially in the form of Exhibit A, Exhibit B-1, Exhibit B-2, Exhibit B-3, and Exhibit B-4, respectively, in each case dated the Forbearance Effective Date and payable to Lender or its assigns in a principal amount equal to Lender’s Advance under the applicable Tranche.

(ii)           The date, amount and Interest Rate applicable from time to time in respect of each Advance made by Lender to the Borrowers, and each payment made on account of the principal thereof or interest thereon, shall be recorded by Lender on its books and records.  Any such recordation or notation shall be conclusive and binding on the Borrowers, absent manifest error; provided, that the failure of Lender to make any such recordation or notation shall not affect the obligations of any Borrower to make payment when due of any amount owing hereunder or under such Note in respect of the applicable Advance or Advances.

4.  Inability to Determine Rates, Illegality.  Anything contained herein to the contrary notwithstanding, if, prior to or upon any determination of LIBOR:

(a)           Lender determines, which determination shall be conclusive and binding upon the Borrowers, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Advances as provided herein; or

(b)           Lender determines, which determination shall be conclusive and binding upon the Borrowers, that LIBOR is not likely to adequately cover the cost to Lender of making or maintaining the relevant LIBOR Advances; or

(c)           Lender notifies Guarantor that it has become unlawful for Lender to honor its obligations to make or maintain LIBOR Advances hereunder;

then Lender shall give Guarantor notice thereof and, so long as such condition remains in effect, all Advances of Lender shall bear interest at a rate per annum equal to the Prime Commercial Rate, plus the Applicable Margin, minus two percent (2%) per annum.

5.  Payments of Interest and Principal on the Advances.

(a)           Interest on the Advances.

(i) The Borrowers shall pay to Lender interest on the aggregate outstanding principal amount of the Advances of each Tranche for the period from and including the respective dates of such Advances to but excluding the respective dates such Advances are paid in full, in each case at a rate per annum equal to the applicable Interest Rate.  Notwithstanding the foregoing, the Borrowers shall pay to Lender interest at the applicable Post-Default Rate (i) on the outstanding principal amount of any Advances during any period when any Forbearance Default has occurred and is continuing and (ii) on any interest or amount (other than principal of any Advance) payable by the Borrowers hereunder or under any applicable Note that shall not be paid in full when due, for the period from and including the due date thereof to but excluding the date the same is paid in full.  Accrued and unpaid interest on each Advance shall be payable monthly on each Payment Date and on the Tranche A Termination Date, or Tranche B Termination Date, as applicable, except that interest payable at the applicable Post-Default Rate shall accrue daily and shall be payable promptly upon demand.

(ii)  [Reserved] .

(b)           Scheduled Principal Payments in Respect of Tranche A Advances and Tranche B Advances,Principal Payments.  On each Payment Date in respect of the Tranche A Advances and the Tranche B Advances, the Borrowers shall pay to Lender, the Minimum Tranche A Payment Amount and the Minimum Tranche B Payment Amount, as applicable, for such Payment Date.

(c)           Payment Date Reports.  No later than two business days prior to each Payment Date, Lender shall provide to Guarantor a report stating (i) the amount of interest due for the current Interest Period pursuant to Section 5(a), separately stated for the applicable Tranche A Advances, and the Tranche B Advances, (ii) the Minimum Tranche A Payment Amount and the Minimum Tranche B Payment Amount for such Payment Date, and (iii) if such Payment Date occurs on a Termination Date, the aggregate outstanding principal amount of the Tranche A Advances, and Tranche B Advances, as applicable; provided, that the failure of Lender to make any such report shall not affect the obligations of the Borrowers to make payment when due of any amount owing hereunder or under any Note in respect of the related Advances.

(d)           Collateral Collection.  Without in any way limiting the obligations of the Borrowers to make the payments of principal and interest that are required to be made in respect of the Advances pursuant to Sections 5(a) and 5(b) (with respect to any Payment Date, the “Required Payments”), the Borrowers hereby authorize and direct Lender, on each Payment Date, to apply all Collections received from and after the immediately preceding Payment Date (or, in the case of the first Payment Date, from and after the Forbearance Effective Date) to but excluding such Payment Date (the aggregate amount of such Collections being the “Applicable Collections Amount” in respect of such Payment Date) in the following order of priority:

first, to the payment of interest on the Tranche A Advances as calculated for such Payment Date;

second, to the payment of interest on the Tranche B Advances as calculated for such Payment Date ;

third, to pay the Minimum Tranche A Payment Amount for such Payment Date fourth, to pay the Minimum Tranche B Payment Amount for such Payment Date;

fifth, to prepay the outstanding principal amount of the Tranche A Advances until the same are paid in full, with such prepayments being applied in the inverse order of maturity to the remaining Minimum Tranche A Payment Amounts;

sixth, to prepay the outstanding principal amount of the Tranche B Advances until the same are paid in full, with such prepayments being applied in the order set forth in the definition of Minimum Tranche B Payment Amounts;

seventh, to repay any Obligations under any Interest Rate Hedge Agreement to Lender in full;

eighth, to pay any unpaid BOS Loans,

ninth, to pay Franklin Advances until paid in full and then to Guarantor for the benefit of the Borrowers.

(e)           Mandatory Prepayments.  Within two (2) business days after receipt of the Net Proceeds following any Mandatory Prepayment Event, the Borrowers shall prepay the

Advances in an aggregate amount equal to the Net Proceeds of such Mandatory Prepayment Event, any such prepayment to be applied in the same manner as set forth in Section 5 (d).

(f)           Computations.  Interest on the Advances shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

6.  [Reserved].

7.  Conditions Precedent.  The obligations of Lender to make the Tranche A Advances, and the Tranche B Advances are subject to the satisfaction, immediately prior to or concurrently with, the making of such Advances of the following conditions precedent, each of which shall be in form and substance satisfactory to Lender and its counsel:

(1)  Lender shall have received this Agreement, executed and delivered by a duly authorized officer of each Borrower and Guarantor;

(2)  Lender shall have received the following documents, each of which shall be satisfactory to Lender in form and substance:

(i)    Lender’s Notes, duly completed, executed and delivered;

(ii)   The FCMC Guaranty, duly executed and delivered by Guarantor;

(iii)  The Security Agreement, duly executed and delivered by each Borrower and/or joinder by any Borrower not already a party to the Security Agreement;

(iv)  Guarantor and each Borrower shall have released all claims against Lender and participants under any Credit Agreement (and if requested by any participant a separate release in form satisfactory to such participant); and

(v)  Execution of the Franklin Forbearance Agreement and any loan document related thereto.

(3)           Lender shall have received an incumbency certificate of each Borrower and Guarantor and evidence of all corporate or other authority for each Borrower and Guarantor with respect to the execution, delivery and performance of the Loan Documents executed in connection with this Agreement;

(4)           Lender shall have received one or more legal opinions of counsel to the Borrowers and Guarantor, in form satisfactory to Lender;

(5)           Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create a first priority Lien, in favor of Lender shall have been properly prepared;

(6)           Lender shall have received all fees and expenses required to be paid by the Borrowers on or prior to the Forbearance Effective Date;

(7)           [reserved];

(8)           [reserved];

(9)           [reserved];

(10)         [reserved];

(11)         [reserved];

(12)          Lender shall have received such other documents as Lender or its counsel may reasonably request.

8.      Amendments to Credit Agreements.  Section 2.1 of the Tribeca Master Agreement, entitled “The Commitment,” and Section 2.1 of the Tribeca Warehousing Agreement, entitled “The Commitment,” are each hereby amended to delete any commitment or other obligation of Lender to make any further “Subsidiary Loans” (as defined in the Tribeca Master Agreement), or “Advances” (as defined in the Tribeca Warehousing Agreement) on and after the Forbearance Effective Date.  In addition Section 8.2 (c)(iv) of the Tribeca Master Agreement is hereby amended to delete the second and third sentences of such section.

9.  Representations and Warranties.  To induce Lender to enter into this Agreement, Guarantor and each Borrower represents and warrants to Lender as follows:

(a)           Organization.  Each Borrower and Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, except where the failure to be in good standing shall not cause a Material Adverse Effect.

(b)           Authority.  Each Borrower and Guarantor has full corporate power and authority to execute, deliver and perform this Agreement and has taken all corporate action required by law, its articles of incorporation and bylaws to authorize the execution and delivery of this Agreement.

(c)           Consent and Approvals.  No consent or approval of any party is required in connection with the execution and delivery of this Agreement by any Borrower or Guarantor, and the execution and delivery of this Agreement does not (i) contravene or result in a breach or default under any certificate or articles of incorporation, code of regulations or bylaws or any other agreement or instrument to which any Borrower or Guarantor is a party or by which any of such Person’s respective properties are bound, or (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to any Borrower or Guarantor.

(d)           Completeness of Collateral.  The Collateral constitutes all of the assets and property, real and personal, tangible and intangible, owned by each Borrower and Guarantor or used or held for use in connection with the business of each such Person.

(e)           Other Indebtedness.  Other than as set forth in Schedule 9(e) hereto and in respect of Indebtedness owing to Lender, each Borrower and Guarantor is in full compliance with the terms of each lending agreement in respect of Indebtedness.

(f)           Representations True and Correct.  All representations and warranties contained in this Agreement, including but not limited to the recitals herein, and in each Credit Agreement and each other Loan Document are true and correct as of the date of this Agreement, and all such representations and warranties shall survive the execution of this Agreement.  The Loan Documents represent unconditional, absolute and valid obligations against each Borrower and Guarantor and are enforceable in accordance with the terms thereof.  Neither any Borrower nor Guarantor has any claims or defenses against Lender, any Affiliate thereof, any participant in any Commercial Loan or any other person or entity which would or might affect (i) the enforceability of any provisions of any documents or (ii) the collectibility of sums advanced by Lender in connection with any Obligations subject to this Agreement.  Each Borrower and Guarantor understands and acknowledges that Lender is entering into this Agreement in reliance upon, and in partial consideration for, this acknowledgment and representation, and agree that such reliance is reasonable and appropriate.

(g)           Representations and Warranties. Guarantor and each Borrower hereby represent and warrant to Lender that (i) other than the Acknowledged Defaults, no present uncured defaults or breaches exist under any Loan Document; and (ii) after giving effect to this Agreement, no event or condition exists which but for the giving of notice or passage of time (or both) would constitute a Default or Event of Default under any Credit Agreement or any Loan Document;  and (iii) this Agreement has been duly executed and delivered by Guarantor and each Borrower, and this Agreement, each Credit Agreements as amended hereby and each other Loan Document constitutes the legal, valid and binding obligation of Guarantor and each Borrower, enforceable against Guarantor and such Borrower in accordance with the terms hereof or thereto.

(h)           Financial Statement.  The consolidated balance sheet of Guarantor and its Subsidiaries as of June 30, 2007, and the related statements of  income and cashflows for such fiscal period, previously furnished to Lender, fairly present the financial condition of Guarantor and its Subsidiaries as of that date and the results of its operations for that fiscal period.  Guarantor and its Subsidiaries had, on that date, no known liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, except for Lender’s extensions of credit to Guarantor and its Subsidiaries.

(i)           Solvency.  As of the date hereof and taking into account the forgiveness of Indebtedness set forth in the Franklin Forbearance Agreement and immediately after giving effect to each Advance and the application of the proceeds thereof by the Borrowers, the fair value of the consolidated tangible assets of Guarantor is greater than the fair value of its consolidated liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Guarantor and the Borrowers in accordance with GAAP) and Guarantor and its consolidated Subsidiaries are and will be solvent, are and will be able to pay its debts as they mature and do not and will not have an unreasonably small capital to engage in the business in which they are engaged and propose to engage.  None of Guarantor or any Borrower intends to incur, or believes that it has incurred, debt beyond its ability to pay such debts as they mature.  None of Guarantor or any Borrower is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Person or any of its assets.  None of Guarantor or Borrower is pledging or transferring any Assets with any intent to hinder, delay or defraud any of its creditors.

10.  Financial Statements.  Guarantor and each Borrower shall deliver to Lender:

(a)           (i) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year and accompanied by a certificate of the chief financial officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments), and (ii) as soon as available and in any event within 30 days after the end of each quarterly fiscal period a budget of cash expenditures for each prospective three (3) month period, including budget to actual variances for such period;

(b)           as soon as available and in any event within 90 days after the end of each fiscal year of Guarantor, the audited, consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of the chief financial officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP, consistently applied, and a certificate of such chief financial officer stating that, in making the examination necessary for his or her certification, such chief financial officer obtained no knowledge, except as specifically stated, of any Forbearance Default;

(c)(i) as soon as available and in any event within 30 days after the end of each monthly fiscal period of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, (ii) as soon as available and in any event within 20 days after the end of each monthly fiscal period of each fiscal year of Guarantor, a thirteen (13) consecutive week cash flow statement, and (iii), setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of the chief financial officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(d)           from time to time such other information regarding the financial condition, operations, or business of Guarantor and each Borrower as Lender may request;

(e)           Guarantor and each Borrower shall furnish to Lender, at the time Guarantor furnishes each set of financial statements pursuant to paragraphs (a),(b) and (c) above, a certificate of the chief financial officer of Guarantor to the effect that, to the best of such officer’s knowledge, Guarantor and the Borrowers, as applicable, during such fiscal period or year have observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default, Event of Default or Forbearance Default except as specified in such certificate (and, if any Default, Event of Default or Forbearance Default has occurred and is continuing, describing the same in reasonable detail and describing the action Guarantor or such Borrower, as applicable, has taken or proposes to take with respect thereto); and

(f)   notice of any event or notice from any Governmental Authority, which is reasonably likely to have or result in a Material Adverse Effect.

11.   Certain Post-Closing Deliverables.

(a)  Within 30 days after the Forbearance Effective Date, Guarantor and each Borrower will use their best efforts to cause each of the banks where any deposit account is maintained to enter into and deliver to Lender a fully executed control agreement in form satisfactory to Lender and the deposit account bank for each deposit account of Guarantor or any Borrower, and if Guarantor and each Borrower fail to so deliver such control agreements within such time frame, each such Person shall close such deposit accounts and establish replacement accounts at Lender.

(b)  Within 30 days after the Forbearance Effective Date, Guarantor will deliver to Lender a proposed cash budget for the period commencing on the Forbearance Effective Date and ending March 31, 2008.

(c)  Within 60 days after the Forbearance Effective Date, Guarantor will deliver to Lender (i) a detailed written report describing Guarantor’s and the Borrowers’ servicing strategies in accordance with Accepted Servicing Practices, including specific identifiable compensation and incentives for each employee of Guarantor or Borrowers in or to be engaged in servicing, employment or other agreements, as applicable, and such other information with respect thereto as Lender may request, all in form and substance satisfactory to Lender, (ii) detailed written collection policies with respect to Mortgage Loans, all in form and substance satisfactory to Lender, (iii) any revisions to existing policies, practices, principles and servicing standards for the servicing of the Mortgage

Loans and (iv) any agreements reasonably required by Lender with respect to back-up servicing.

(d)  At all times after the date which is 45 days after the Forbearance Effective Date, Guarantor shall use its best efforts at all times to maintain in effect one or more Interest Rate Hedge Agreements with respect to the Advances, in an aggregate notional principal amount of not less than $400,000,000, which agreements shall have the effect of establishing a maximum interest rate to be agreed by Guarantor and Lender with respect to such notional principal amount, each such agreement to be in form and substance satisfactory to Lender and with a term to be agreed by Guarantor and Lender.

(e)  Within 90 days after the Forbearance Effective Date, each Borrower shall transfer all REO Properties to a designated Borrower or other Subsidiary satisfactory to Lender and shall provide to Lender a first and exclusive Lien on the stock of such Subsidiary, and a negative pledge on all of the assets of such Subsidiary; provided, however, to the extent any such transfer would require the payment of any material transfer tax or similar tax, such Borrower and Lender may make other arrangements satisfactory to Lender.

(f)   No later than January 31, 2008, FCMC shall deliver to Lender its financial statements for the fiscal quarter and year-to-date period ending September 30, 2007.

(g)  Within 45 days after the Forbearance Effective Date, Guarantor shall have deposited with Lender a copy of each software program in which Guarantor has an interest and any data which are necessary to conduct all loan servicing activities of Guarantor, except to the extent Guarantor is prohibited by any effective license agreement from so depositing a copy.  Further if Guarantor is prohibited by any license agreement from so depositing a copy, within 45 days after the Forbearance Effective Date, Guarantor shall use its best efforts to secure a licensor consent to the pledge of such software in form satisfactory to Lender.

12.  Covenants.

(a)           Maintenance of Liquidity.  Guarantor and each Borrower on a consolidated basis shall insure that, as of the end of each calendar month, they have cash equivalents pledged to Lender in an amount of not less than $5,000,000.

(b)           Minimum Net Worth.  Guarantor and its Subsidiaries shall at all times maintain a consolidated Net Worth of at least $5,000,000, plus a percentage to be agreed upon between Lender and Guarantor of the proceeds of the issuance of Capital Stock or other securities issued after the Forbearance Effective Date.

(c)           Servicing.  As of the Forbearance Effective Date, each Borrower and Lender hereby revocably appoint and reaffirm FCMC as servicer, and FCMC hereby reaffirms its acceptance of such appointment, to act for the benefit of the Borrowers and Lender as initial servicer of the Mortgage Loans and the REO Properties pledged to Lender; provided, however, Lender reserves the right to terminate FCMC’s servicing of the Mortgage Loans and REO Properties (i) upon prior written notice to FCMC during the occurrence and continuance of a Forbearance Default or (ii) if Lender provides prior written notice to FCMC, that Lender has determined, in its sole discretion, that FCMC is not serving the Loans in accordance with Accepted Servicing Practices.  FCMC shall service the Mortgage Loans and the REO Properties pledged to Lender pursuant to the terms of this Agreement, the Credit Agreements and in accordance with Accepted Servicing Practices.  Neither Guarantor nor any Borrower shall permit any Person other than the FCMC to service any Mortgage Loans or REO Properties (other than a sub-servicer satisfactory to Lender) in accordance with Accepted Servicing Practices, without the prior written consent of the Lender.

(d)           Interest Coverage Ratios.  Until such time as all Tranche A Advances and Tranche B Advances are indefeasibly paid in full, Guarantor and each Subsidiary, on a consolidated basis, shall maintain for each monthly period (i) a ratio of  Adjusted EBITDA to Adjusted Interest Expense of not less than 1.25 to 1.00, and (ii) a ratio of Adjusted EBITDA to Interest Expense of not less than 1.10 to 1.00, with each such ratio being determined as of the end of each monthly fiscal period for the monthly fiscal period then ended.  “AdjustedEBITDA” shall mean for any period EBITDA, plus any non-cash expense or charge for loan loss reserve.  “EBITDA” shall mean for any period, the sum of the amounts for such period of (i) the consolidated net income (or loss) after taxes taken as a single accounting period, (ii) Interest Expense, (iii) all federal, state, and local income taxes of such Person (whether paid or deferred)and (iv) depreciation and amortization expense which were deducted in determining consolidated net income for such period, with each component determined in conformity with GAAP.  “Adjusted InterestExpense” shall mean for any period Interest Expense, other than any such Interest Expense in respect of Tranche B Advances.  “InterestExpense” shall mean for any period total interest expense (other than “PIK Interest” as defined in the Franklin Forbearance Agreement), whether paid or accrued or due and payable (including without limitation in respect of all Advances and any Subordinated Indebtedness), plus the interest component of capital lease obligations for such period, plus all bank fees (other than the “Restructuring Fee” as defined in the Franklin Forbearance Agreement), plus net costs under Interest Rate Hedge Agreements.

(e)           Fundamental Change.   Neither Guarantor nor any Borrower shall enter into any transaction of merger or consolidation or amalgamation (provided that any Borrower, upon 10 days prior notice to Lender and upon such terms or conditions which Lender may reasonably require, may merge into another Borrower) or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets other than in connection with a sale of assets, the proceeds of which shall be used to repay in full all Advances, other amounts due under this Agreement and other amounts then due and payable hereunder. Neither Guarantor nor any Borrower shall enter into any material change in its capital structure or any change that Lender or a third party firm of nationally recognized independent public accountants with national expertise determines could cause a consolidation of assets of FCMC with any other Person under FIN 46, without the prior written consent of Lender, which consent will not be withheld unreasonably.

(f)           Operating Expenses.  No Advance under this Agreement and no Collections shall be used by Guarantor and its Subsidiaries to pay any operating expenses of such Persons in excess of the amount of Approved Expenses.

(g)           Conduct of Business.  Neither Guarantor nor any Borrower shall (i) originate or acquire any Mortgage Loans or other assets, (ii) perform due diligence, servicing, broker loans or participate in off-balance sheet joint ventures and special purpose vehicles (not involving the incurrence of any Indebtedness), in each instance without the prior written consent of Lender, which consent shall not be withheld unreasonably.  Guarantor and each Borrower shall limit its activities to such activities as are incident to and necessary or convenient to accomplish the following purposes: (i) to acquire, own, hold, pledge, finance or otherwise deal with only mortgage loans similar to the Mortgage Loans, and only real estate similar to the REO Properties, in each case, as are to be pledged to Lender pursuant to this Agreement and (ii) to sell, securitize or otherwise liquidate all or any portion of such assets in accordance with the provisions of this Agreement.

(h)           Interest Rate Hedge Agreement. At all times after the date which is 45 days after the Forbearance Effective Date, the Borrowers and Guarantor shall at all times use their best efforts to maintain in effect one or more Interest Rate Hedge Agreements with respect to the Advances, in an aggregate notional principal amount of not less than $400,000,000, which Interest Rate Hedge Agreements shall have the effect of establishing a maximum interest rate to be agreed by Lender and Guarantor with respect to such notional principal amount, each such Interest Rate Hedge Agreement to be in form and substance satisfactory to the Lender and with a term to be agreed by Lender and Guarantor.

(i)           Restricted Payments.  No Guarantor or Borrower shall make or declare any Restricted Payment; provided that any Borrower may make a Restricted Payment to Guarantor, without the prior written consent of Lender, which consent shall not be withheld unreasonably.

(j)           Limitation on Liens.  Neither the Company nor any Borrower shall, nor will it permit or allow others to, create, incur or permit to exist any Lien, security interest or claim on or to any of its Property, except for (i) Liens (not otherwise permitted hereunder) that are created in connection with the purchase of fixed assets and equipment necessary in the ordinary course of such Borrower’s business, subject to the provisions of the Loan Documents (ii) Liens on the Collateral created pursuant to any Loan Document and (iii) Liens under the BOS Agreements.

(k)           REO Properties.  Within 30 days after Lender’s request therefor at any time, Guarantor, the applicable Borrower or such other Subsidiary having any REO Property (other than REO Property owned by the BOS Borrower in connection with the BOS Agreement) shall grant to Lender a first Lien Mortgage on such Person’s REO Properties to secure the Advances pursuant to Loan Documents and other closing documents as are satisfactory to Lender; provided, however, to the extent any such transfer would require the payment of any material transfer tax or similar tax, such Borrower and Lender may make other arrangements satisfactory to Lender.  In addition, at all times after the Forbearance Effective Date, upon any acquisition of each REO Property, each Borrower shall transfer all REO Properties to a designated Borrower or other Subsidiary satisfactory to Lender and shall provide to Lender a first and exclusive Lien on the stock of such Subsidiary, and a negative pledge on all of the assets of such Subsidiary; provided, however, to the extent any such transfer would require the payment of any material transfer tax or similar tax, such Borrower and Lender may make other arrangements satisfactory to Lender.

(l)           Lock Box; Control Accounts.

(i)           Guarantor and each Borrowers shall maintain its existing lock box with Lender (the “Lock Box”) or, at Lender’s discretion, blocked accounts (“Blocked Accounts”) at deposit banks satisfactory to Lender, and Guarantor and each Borrower shall (i) request in writing and otherwise take such reasonable steps to ensure that all obligors under each Mortgage Loan forward all payments in respect of the related Mortgage Loans directly to the Lock Box, (ii) irrevocably instruct the bank which maintains the Lock Box to transfer to the cash collection account at Lender, on each Business Day, cleared funds in respect of all cash, checks, drafts or other similar items of payment so received in the Lock Box and (iii) deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, any cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral that are received directly by such Guarantor Borrower (notwithstanding the requirements of clause (i) above) into one or more Blocked Accounts in such Borrower’s or Guarantor’s name and at Lender.

(ii)           On or before the Forbearance Effective Date (or such later date as Lender shall consent to), each of Guarantor and Borrowers shall cause each of the banks where any deposit account is maintained to enter into tri-party blocked account agreements with Lender and the applicable Borrower, in form and substance acceptable to Lender.  Neither Guarantor nor any Borrower shall accumulate or maintain cash in any deposit accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

(iii)           The Lock Box, Blocked Accounts and any other deposit accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Advances and all other Obligations, and in which each of Guarantor or Borrower shall have granted a Lien to Lender, pursuant to the Security Agreement or applicable Credit Agreement.

(m)  Licenses.  Guarantor and the Borrowers shall maintain and comply in all material respects with all governmental licenses and authorizations to hold and service Mortgage Loans and REO Properties, and at Lender’s request at any time, Guarantor and the Borrowers  shall provide to Lender an officer’s certificates signed by Responsible Officers of the Borrowers and the Guarantor certifying as to the truth and accuracy of the foregoing, which certificates shall specifically include a statement that FCMC and the Borrowers are in compliance with all material governmental licenses and authorizations.

(n)  Transactions with Affiliates.  Neither Guarantor nor any Borrower shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of Guarantor’s or such Borrower’s business and (c) upon fair and reasonable terms no less favorable to Guarantor or such Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, or make a payment that is not otherwise permitted by this Section.

(o)  [Reserved].

(p)  Limitation on Indebtedness.  Neither Guarantor nor any Borrower shall incur any liabilities for Indebtedness (other than the Advances, Subordinated Indebtedness and intercompany Indebtedness between Guarantor and Tribeca) or otherwise other than for trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered.

(q)  Limitation on Sale of Assets.  Neither Guarantor nor any Borrower shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or any material portion of its property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired or allow any Subsidiary to Transfer any material portion or all of its assets to any Person other than a “putback” to sellers of Mortgages Loans, the proceeds of which are used to repay Advances to Lender or BOS Loans, as applicable.

(r)  Maintenance of Property; Insurance.  Guarantor and each Borrower shall keep all property useful and necessary in its business in good working order and condition.  FCMC shall maintain errors and omissions insurance and blanket bond coverage usually maintained by entities engaged in the same or similar business similarly situated in such amounts as are in effect on the Forbearance Effective Date (as disclosed to Lender in writing) and shall not reduce such coverage without the written consent of Lender, and shall maintain such other insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

(s)  Collateral Determined to be Defective.  Upon discovery by Guarantor, any Borrower or Lender of any breach of any material representation or warranty by a seller of Mortgage Loans constituting Collateral, the party discovering such breach shall promptly give notice of such discovery to the others.

13.           Periodic Due Diligence Review.  Guarantor and each Borrower acknowledges that Lender and each of Lender’s participants in any Advance has the right to perform continuing due diligence reviews with respect to the Collateral and the business of Guarantor and each Borrower, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Guarantor and each Borrower agrees that upon reasonable (but no less than one (1) Business Day) prior notice to Guarantor (unless Forbearance Default shall have occurred, in which case prior notice shall not be required), Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies (including electronic copies) of, and make extracts of, the mortgage files, portfolio information, management databases, portfolio databases, internal management reports and any and all documents, records, agreements, instruments or information relating to any such information in the possession, or under the control, of Guarantor, such Borrower or any custodian. Guarantor and each Borrower also shall make available to Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the mortgage files, any servicing files and any other document or information relating thereto and the Mortgage Loans, REO Properties and any other Collateral pledged hereunder. Without limiting the generality of the foregoing, Guarantor and each Borrower acknowledge that Lender, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Collateral, including, without limitation, ordering new credit reports, new appraisals on any related mortgaged properties and otherwise re-generating the information used to originate any Mortgage Loan, any information or databases in Guarantor’s or any Borrower’s possession.  Guarantor and each Borrower agree to cooperate with Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such assets in the possession, or under the control, of Guarantor or such Borrower. In addition, Lender has the right to perform continuing due diligence reviews of Guarantor, each Borrower and their respective Affiliates, Subsidiaries, directors, officers, employees and significant shareholders. Guarantor, each Borrower and Lender further agree that all out-of-pocket costs and expenses incurred by Lender in connection with Lender’s activities pursuant to this Section shall be paid for by Guarantor or such Borrower.

14.   Joint and Several Liability.

(a)           Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the Obligations.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, as a surety and as a co-debtor, joint and several liability with each other Borrower, with respect to the performance of this Agreement and the payment and performance of all of the Obligations (including, without limitation, any obligations arising under this Section), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any Obligation as and when due or to perform any Obligation in accordance with the terms thereof, then, in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation, as applicable.

(d)           The obligations of each Borrower under the provisions of this Section constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, Forbearance Default or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any Obligation, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any Obligation, the acceptance of any payment of any Obligation, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any Obligation, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any Obligation or the addition, substitution or release, in whole or in part, of any Borrower or any part of the security for any Obligation.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section  afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its obligations under this Section, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrowers.  The joint and several liability of each Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any other Borrower or Lender.

(f)           Each Borrower represents and warrants to Lender that such Borrower is currently informed of the financial condition of each other Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower hereby covenants that such Borrower will continue to keep informed of each other Borrower’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)           The provisions of this Section are made for the benefit of Lender and its respective successors and assigns, and may be enforced by it from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Lender, or any or their respective successors or assigns first to marshal any claims or to exercise any rights against any other Borrower or to exhaust any remedies available against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon any insolvency proceeding of any Borrower, or otherwise, the provisions of this Section will forthwith be reinstated in effect, as though such payment had not been made.

(h)           Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any  Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency proceeding relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower.

(i)           Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default, Event of Default or Forbearance Default, the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default, Event of Default or Forbearance Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee Lender.

15.  Cooperation of Borrower and Guarantor.

(a)           Each Borrower and Guarantor agrees to take any and all actions of any kind or nature whatsoever, reasonably requested by Lender to prevent Lender from suffering any loss with respect to any Obligations owed to Lender or in respect of any Collateral or any impediment to any rights or remedies of Lender with respect to such Obligations, the Loan Documents or this Agreement (or the ability to exercise such any rights or remedies).

(b)           Further Assurances.  Guarantor and each Borrower hereby agree to execute and deliver such additional documents, instruments and agreements reasonably requested by Lender as may be reasonably necessary or appropriate to effectuate the purposes of this Agreement.

16.  The Credit Agreements and this Agreement.  Notwithstanding the amendment and restatement of the Commercial Loans by this Agreement, all amounts owing to Lender under the Credit Agreements whether on account of principal, interest or otherwise which remain outstanding as of the date hereof and are evidenced by the Notes, shall constitute Obligations owing under this Agreement and the Credit Agreements.  This Agreement is not given in substitution for each Credit Agreement, and is not payment of any amounts due by any Borrower under any Credit Agreement, and is in no way intended to constitute a novation of any Credit Agreement or Commercial Loan.

17.  Use of Cash Collateral.  Prior to the Forbearance Date, absent a Forbearance Default under this Agreement, Lender will permit a portion of Collections, in such amounts as determined by Lender in its good faith discretion from time to time, to be used by Guarantor and the Borrowers for Approved Expenses necessary to continue the operations of the same and in accordance with the terms of this Agreement.  Lender shall have no obligation to advance any sums pursuant to this Agreement at any time when a set of facts or circumstances exist, which, by themselves, upon the giving of notice, the lapse of time, or any one or more of the foregoing would constitute a Forbearance Default.

18.  Sale of Collateral.  Upon the earlier of (i) the Forbearance Date or (ii) the occurrence of a Forbearance Default under this Agreement, Lender shall have the right to sell, lease or otherwise dispose of any Collateral in accordance with the terms of any Loan Document, and applicable law.  Each Borrower and Guarantor hereby consents and agrees to such sale, lease or other disposition of any Collateral by Lender.  Each Borrower and Guarantor hereby waives, renounces and forever relinquishes all rights to notice prior to disposition of any Collateral required by any Loan Document, and all rights that may be waived under Article 9 of the Uniform Commercial Code, as enacted in any applicable state (and similar provisions of any applicable law of any other jurisdiction), whether such rights may be waived before or after default, including without limitation, those rights with respect to the compulsory disposition of collateral, the redemption of collateral, and the right to notice of any disposition of any Collateral.  Each Borrower and Guarantor further waives and forever relinquishes any and every right of redemption, including any statutory right of redemption, any equitable right of redemption, and any other right of redemption that may exist.  This paragraph and the irrevocable waivers contained herein shall survive the termination of this Agreement.

19.  Terms and Conditions. Other than as expressly modified herein, all of the terms, conditions and covenants of the Credit Agreements and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed in all respects, and this Agreement shall not constitute a novation.

20.  Effect on the Loan Documents; Controlling Agreement.  Upon the effectiveness of this Agreement, each reference in such Credit Agreement,” “Agreement,” the prefix “herein,” “hereof,” or words of similar import, and each reference in the Loan Documents, shall mean and be a reference to a Credit Agreement as amended or supplemented  hereby.  Except to the extent amended or modified hereby, all of the representations, warranties, terms, covenants and conditions of the Credit Agreements and the other Loan Documents shall remain as written originally and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects, and nothing herein shall affect, modify, limit or impair any of the rights and powers which Lender may have hereunder or thereunder; provided that, to the extent the terms of any Credit Agreement or any Loan Document are inconsistent with the terms of this Agreement or any Loan Documents executed in connection herewith, the terms of this Agreement or such Loan Document executed in connection herewith shall control.  The amendments and supplements set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any right of Lender under, or of any other term or provisions of any Credit Agreement or any other Loan Document, or of any term or provision of any other instrument referred to therein or herein or of any transaction or future action on the part of Guarantor or any Borrower which would require the consent of Bank.

21.  Headings.  Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose.

22.  Default.  A “Forbearance Default” shall exist under this Agreement if any one or more of the following events shall have occurred, and with respect to any event, other than an event described in clause (j) or (k) below, Lender shall have provided notice to Tribeca of the same:

(a)           the occurrence of (i) a failure, breach or default under Section 3, 5, 10, 11, or 12 of this Agreement, or (ii) an Event of Default (other than an Acknowledged Default) shall occur and be continuing under the Tribeca Master Agreement; or

(b)           any breach or default of any term, condition or covenant set forth in, or any event of default (other than an Acknowledged Default) under any Loan Document not referred to in clause (a) above now or hereafter executed and delivered by any Borrower or Guarantor to Lender shall occur after the date hereof and such failure to observe or perform shall continue unremedied for a period of five (5) days; or

(c)           any breach or default in performance by Guarantor of any of the agreements, payments, terms, conditions, covenants, warranties or representations set forth in this Agreement or the FCMC Guaranty; or

(d)           the occurrence of a “Forbearance Default” as defined under the Franklin Forbearance Agreement.

(e)           any Borrower shall fail to make a payment of any principal of or interest on any Advance or the Guarantor shall fail to make a payment of any amount required to be paid by it under the FCMC Guaranty, in each case prior to the close of business on the date on which such payment is due (whether at stated maturity, upon acceleration or at mandatory prepayment or otherwise); or
(f)           any representation, warranty or certification made or deemed made in this Agreement or in any other Loan Document by the Guarantor or any Borrower or any certificate furnished to Lender pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished; or

(g)           [Reserved].

(h)           a final judgment or judgments for the payment of money in excess of, with respect to Guarantor or any Borrower, $1,000,000 in the aggregate (to the extent that it is, in the determination of Lender, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against Guarantor or such Borrower by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and such Borrower or the Guarantor shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)           any Borrower or the Guarantor shall admit in writing its inability to pay its debts as such debts become due; or

(j)           any Borrower or the Guarantor or any of their respective Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(k)           a proceeding or case shall be commenced, without the application or consent of any Borrower or the Guarantor or any of their respective Subsidiaries, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Guarantor, any Borrower or any such Subsidiary or of all or any substantial part of its property, or (iii) similar relief in respect of any Borrower, the Guarantor or any such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against any Borrower, the Guarantor or any such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

(l)           this Agreement, any Note or any other Loan Document shall for whatever reason (including an event of default thereunder) be terminated or any Lien on the Collateral created by any Loan Document or Guarantor’s or any Borrower’s obligations under this Agreement or the Guarantor’s obligations under the FCMC Guaranty shall cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower or Guarantor; or

(m)           any Change of Control of any Borrower or the Guarantor shall have occurred; or

(n)           any Borrower or the Guarantor shall grant, or suffer to exist, any Lien on any Collateral except the Liens contemplated by this Agreement; or the Liens contemplated hereby shall cease to be first priority perfected and enforceable Liens on the Collateral in favor of Lender or shall be Liens in favor of any Person other than Lender; or

(o)           any Borrower, the Guarantor or any Subsidiary or Affiliate of such entity shall default under, or fail to perform as required under, or shall otherwise breach the terms of any material instrument, agreement or contract between such Borrower, the Guarantor or such other entity, on the one hand, and Lender or any of Lender’s or any Lender’s Affiliates on the other, whether or not such default results in the acceleration or prepayment of any Indebtedness thereunder; or any Borrower, the Guarantor or any Subsidiary or Affiliate of such Person shall default under, or fail to perform in any material respect as requested under, the terms of any repurchase agreement, credit and security agreement or similar credit facility or agreement which provides for borrowed funds in an amount in excess of $1,000,000 which default or failure permits the acceleration or prepayment of any such Indebtedness thereunder; or

(p)            any Material Adverse Effect occurs with respect to any Borrower, the Guarantor or any of their respective Subsidiaries or Affiliates, or the Collateral, in each case as determined by Lender in its good faith discretion, or the existence of any other condition that, in Lender’s good faith discretion, constitutes a material impairment of the ability of Guarantor or any Borrower’s ability to perform its obligations under this Agreement, any Note or any other Loan Document or the Guarantor’s ability to perform its obligations under the FCMC Guaranty.

23.  Remedies.

(a)           Upon the occurrence of one or more Forbearance Defaults other than those referred to in Section 22(j) or (k), Lender may (i) immediately declare the principal amount of all Advances then outstanding to be immediately due and payable, together with all interest accrued thereon and all other amounts due under this Agreement, the Notes and any other Loan Document; provided, that upon the occurrence of a Forbearance Default referred to in Sections 22(j) or (k), such amounts shall immediately and automatically become due and payable without any  further action by any Person,  (ii) exercise, in addition to all other rights and remedies granted to it in this Agreement, the rights and remedies provided for under the Security Agreement or any Credit Agreement, and (iii) exercise, in addition to all other rights and remedies granted to it in this Agreement, the rights and remedies provided for under applicable law or equity.  Upon such declaration or such automatic acceleration, the unpaid balance of all Advances then outstanding and all other amounts due under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Guarantor and each Borrower, and Lender may thereupon exercise any rights and remedies, hereunder and under the other Loan Documents including, but not limited to, the transfer of servicing or the liquidation of the Collateral on a servicing released basis.  To the extent permitted by applicable law, Guarantor and each Borrower waive all claims, damages and demands it may acquire against Lender arising out of the exercise by Lender of any of its rights hereunder or under any other Loan Documents, other than those claims, damages and demands arising from the gross negligence, bad faith or willful misconduct of Lender. Upon the occurrence of one or more Forbearance Defaults, Lender shall have the right to obtain physical possession of the servicing records and all other files of Guarantor or the Borrowers relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of any Borrower, the Guarantor, any servicer, or any third party acting for any Borrower, the Guarantor or any servicer, and each Borrower, the Guarantor and each servicer shall deliver to Lender such assignments and other documents as Lender shall request.  Lender shall be entitled to specific performance of all agreements of Guarantor, each Borrower and each servicer contained in this Agreement and any other Loan Document.

(b)           If a Forbearance Default shall occur and be continuing, Lender may, at its option, enter into one or more Interest Rate Hedge Agreements covering all or a portion of the Mortgage Loans pledged under any Loan Document, and Guarantor and the Borrowers shall be responsible for all damages, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) of any kind which may be imposed on, incurred by or asserted against Lender relating to or arising out of such Interest Rate Hedge Agreements, including without limitation any losses resulting from such Interest Rate Hedge Agreements.

(d)           Any money or property collected or otherwise received by Lender in connection with the exercise of its rights and remedies under this Agreement (including, without limitation, any money or property received in respect of a liquidation of any Collateral) shall be applied by Lender in the order of priority set forth in Section 5(d).

24.  Waiver and Release of All Claims and Defenses; Communications.

(a)           Guarantor and each Borrower, for itself and its respective successors and assigns, agents, employees, officers and directors, hereby forever waive, relinquish, discharge and release all defenses and Claims of every kind or nature, whether existing by virtue of state, federal, or local law, by agreement or otherwise, against (i) Lender, its successors, assigns, directors, officers, shareholders, agents, employees and attorneys, and (ii) all participants in any Commercial Loans or Advances, such participants’ successors, assigns, directors, officers, shareholders, agents, employees and attorneys, (iii) any obligation evidenced by any Credit Agreement, any promissory note, instrument or other Loan Document in connection therewith, and (iv) any Collateral, in each instance, which Guarantor or any Borrower, may have or may have made at any time up through and including the date of this Agreement, including without limitation, any affirmative defenses, counterclaims, setoffs, deductions or recoupments, by Guarantor or any Borrower.  “Claims” means all debts, demands, actions, causes of action, suits, dues, sums of money, accounts, bonds, warranties, covenants, contracts, controversies, promises, agreements or obligations of any kind, type or description, and any other claim or demand of any nature whatsoever, whether known or unknown, accrued or unaccrued, disputed or undisputed, liquidated of contingent, in contract, tort, at law or in equity, which Guarantor, each Borrower or any or them ever had, claimed to have, now has, or shall or may have.  The term Claims also includes all causes of action, liabilities and rights arising under or by virtue of any Credit Agreement, promissory note or other document or any transaction entered into in connection therewith.  Nothing contained in this Agreement prevents enforcement of this waiver and release.

(b)           Each party to this Agreement acknowledges and agrees that one purpose of this Agreement is to facilitate the resolution of the Acknowledged Defaults and that, consistent with such purpose, no part of any oral or written communications between or among any Borrower, Guarantor or Lender regarding the transactions contemplated in this Agreement, exclusive of this written Agreement itself (collectively, “Communications”), shall be utilized or deemed to be admissible as evidence in any litigation involving any party to this Agreement.  Communications shall be deemed to constitute “compromise negotiations,” and not to constitute evidence that is “discoverable,” as those phrases are used in the Federal Rules of Evidence and any applicable state rules of evidence, and no Communications shall be deemed to constitute evidence that is otherwise admissible for any other purpose.

(c)           The release and communication provisions provided by paragraphs (a) and (b) of this Section, shall survive and continue in full force and effect notwithstanding the occurrence of a Forbearance Default under the terms of this Agreement or the termination of this Agreement.

25.  Setoff.  In addition to any rights now or hereafter granted under applicable law or this Agreement and not by way of limitation of any such rights, upon the occurrence of any Forbearance Default, each of Lender and any participant in any Advance is hereby authorized by each Borrower and Guarantor, or any of them, at any time or from time to time, without notice to any Borrower, Guarantor, or any other person or entity, any such notice being hereby expressly waived, to setoff, appropriate and apply against any Obligation owing to Lender or such participant from any Borrower or Guarantor, in such order as Lender in its sole discretion shall determine, any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts), and any other Indebtedness at any time owing by Lender or any such participant to any Borrower or Guarantor, including, but not limited to, all claims of any nature or description arising out of or connected with any Credit Agreement, any Loan Document or this Agreement, regardless of whether or not Lender or such participant shall have made any demand under any such document or otherwise.

26.  Indemnification.  In addition to any other obligations of indemnification, each Borrower and Guarantor hereby jointly and severally assumes responsibility and liability for, and hereby holds harmless and indemnifies Lender, its successors, assigns, directors, officers, shareholders, agents, employees and attorneys, any participants in any Commercial Loan or Advance, such participants’ successors, assigns, directors, officers, shareholders, agents, employees and attorneys (each an “Indemnified Party”) from and against, any and all, by way of example but without limitation, liabilities, demands, obligations, injuries, costs, damages (direct, indirect or consequential), awards, loss of interest, principal or any portion of the Obligations, charges, expenses, payments of money and reasonable attorneys’ fees, incurred or suffered, directly or indirectly, by an Indemnified Party or asserted against an Indemnified Party, by any person or entity whatsoever, including any Borrower and Guarantor or any of them, arising out of this Agreement, or any document executed in connection herewith, or the exercise of any right or remedy, including the realization, disposition or sale of any Collateral, or any portion thereof, or the exercise of any right in connection therewith, or any actions taken by an indemnified party in connection with this Agreement or the transactions contemplated by this Agreement, for which an Indemnified Party may be liable, for any reason whatsoever except for such an Indemnified Party’s own acts of gross negligence or willful misconduct.  The indemnification provisions provided by this Section shall survive and continue in full force and effect notwithstanding the occurrence of a Forbearance Default under the terms of this Agreement or the termination of this Agreement.

27.  Consent to Relief from Automatic Stay.  Each Borrower and Guarantor hereby agrees that if any such party, individually or jointly, shall (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the United States Code, as amended, (ii) be the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, or other relief for debtors, (iv) seek consent to or acquiesce in the appointment of any trustee, receiver, conservator, or liquidator, (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against any Borrower or Guarantor for any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future federal or state act or law relating to bankruptcy and insolvency, or relief for debtors, Lender shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the United States Code, as amended, or from any other stay or suspension of remedies imposed in any other manner with respect to the exercise of the rights and remedies otherwise available to Lender under the terms of this Agreement and the Notes and the Loan Documents.  Each Borrower agrees that upon the occurrence of a Forbearance Default hereunder Lender shall be entitled to appointment of a receiver for any Collateral.

28.  Notice.  All notices or demands hereunder to parties hereto shall be sufficient if made in writing and sent and confirmed by facsimile, or if sent by prepaid overnight courier addressed as applicable to Lender or Guarantor for itself and each Borrower at the address set forth below such party’s signature line to this Agreement, and such delivery will be deemed complete on the next business day.  Notice to Guarantor shall be deemed notice to each Borrower as well.

29.  Amendments.  This Agreement may not be amended or modified except in a writing signed by Lender, Guarantor and each Borrower.

30.  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each Borrower, Guarantor and Lender and their respective successors, and assigns; provided, however, that the foregoing shall not authorize any assignment by any Borrower or Guarantor of its rights or duties hereunder.  Lender does not undertake to give or to do or refrain from doing anything directly to or for the benefit of any person other than a Borrower and, with respect to any Borrower, other than as described herein.  Although third parties may incidentally benefit from this Agreement, there are no intended beneficiaries other than each Borrower, Guarantor and Lender.

31.  Indulgence; Modifications.  No delay or failure of Lender to exercise any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege.  The rights of Lender hereunder are cumulative and are not exclusive of any rights or remedies which Lender would otherwise have except as modified herein.  No amendment, modification, supplement, termination, consent or waiver of or to any provision of this Agreement, the Credit Agreements or the Loan Documents, nor any consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by or on behalf of Lender.

32.  Waivers Voluntary.  The releases and waivers contained in this Agreement are freely, knowingly and voluntarily given by each party, without any duress or coercion, after each party has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Agreement.

33.  Governing Law and Venue.  This Agreement is made in the State of Ohio and the validity of this Agreement, any documents incorporated herein or executed in connection herewith, and (notwithstanding anything to the contrary therein) the Credit Agreements and other Loan Documents, and the construction, interpretation and enforcement thereof, and the rights of the parties thereto shall be determined under, governed by, and construed in accordance with the internal laws of the State of Ohio, without regard to principles of conflicts of law.  The parties agree that all actions or proceedings arising in connection with this Agreement, any documents incorporated herein or executed in connection herewith, the Credit Agreements, and the other Loan Documents shall be tried and litigated only in the Federal District Court for the Southern District of Ohio or the state courts of Franklin County, Ohio.  The parties hereto waive any right each may have to assert the doctrine of forumnonconveniens or to object to venue to the extent any proceeding is brought in accordance with this Section.  Service of process, sufficient for personal jurisdiction in any action against any Borrower or Guarantor, may be made by registered or certified mail, return receipt requested, to the address set forth below such party’s signature to this Agreement.

34.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

35.  Severability.  Should any part, term or provision of this Agreement be by the courts decided to be illegal, unenforceable or in conflict with any law of the state of Ohio, federal law or any other applicable law, the validity and enforceability of the remaining portions or provisions of this Agreement shall not be affected thereby.

36.  Construction; Conflict.  This Agreement shall be deemed to be drafted by all parties hereto and shall be construed without regard to any presumption or rule requiring that it be construed against the party initiating the drafting hereof.  In the event of any conflict or discrepancy between the terms of this Agreement and any of the other Loan Documents, the terms of this Agreement shall supersede any such conflicting provision.  In addition, from and after the date of this Agreement, all affirmative, negative and reporting covenants contained in the Tribeca Warehousing Agreement shall be superseded by the covenants in this Agreement.

37.  WAIVER OF A JURY TRIAL.  LENDER, EACH BORROWER AND GUARANTOR ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING BETWEEN OR AMONG THEM, BUT THAT SUCH RIGHT MAY BE WAIVED.  ACCORDINGLY, EACH PARTY, IN CONSIDERATION OF THE CONSIDERATION EXCHANGED IN THIS AGREEMENT, AGREES THAT NOTWITHSTANDING ANY CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER EACH PARTY BELIEVES AND AGREES THAT IT SHALL BE IN ITS BEST INTEREST TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVES SUCH RIGHT TO A JURY TRIAL, AND FURTHER AGREES THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS AGREEMENT, THE CREDIT AGREEMENTS, ANY LOAN DOCUMENT OR THE RELATIONSHIP AMONG LENDER, EACH BORROWER AND GUARANTOR SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

38.  Integration.  This Agreement and the other Loan Documents are intended by the parties as the final expression of their agreement and therefor incorporate all negotiations of the parties hereto and are the entire agreement of the parties hereto.  Each Borrower and Guarantor each acknowledges that it is relying on no written or oral agreement, representation, inducement, warranty, or understanding of any kind made by Lender or any employee or agent of Lender, except for the agreements by Lender set forth herein or in the other Loan Documents.

39.  Reversal of Payments.  If Lender receives any payments or proceeds of the any Collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be paid to a trustee, debtor-in-possession, receiver or any other party under any bankruptcy law, common law, equitable cause or otherwise, then, to such extent, the obligations or part thereof intended to be satisfied by such payments or proceeds shall be reserved and continue as if such payments or proceeds had not been received by Lender.

40.  Expenses.  Each Borrower and Guarantor shall reimburse Lender and any participant in any Commercial Loan or Advance promptly upon demand for all costs and expenses, including without limitation, expenses of appraisers and other advisors with respect to any Collateral or the business of any Borrower, reasonable attorneys’ fees and expenses (including the fees of Lender’s inside counsel), expended or incurred by Lender in any arbitration, judicial reference, legal action or otherwise in connection with (i) the negotiation, preparation, amendment and enforcement of this Agreement and any Loan Document, including without limitation, during any workout, attempted workout, and/or in connection with the rendering of legal advice as to Lender’s rights, remedies and obligations under this Agreement or any Loan Document, whether or not any form of legal proceeding has commenced, (ii) collecting any sum which becomes due Lender under this Agreement or any Loan Document, (iii) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, (iv) the protection, preservation or enforcement of any rights or remedies of Lender, any Collateral, whether or not any form of legal proceedings is commenced, or (v) any action necessary to defend, protect, assert, or preserve any of Lender’s rights or remedies as a result of or related to any case or proceeding under Chapter 11 of the United States Code, as amended, or any similar law of any jurisdiction.  All of such costs and expenses shall bear interest from the time of demand at the highest rate then in effect under this Agreement.

41.  Patriot Act Notice.  Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 10756, signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow Lender to identify any Borrower in accordance with the Act.

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IN WITNESS WHEREOF, Lender, each Borrower and Guarantor has executed this Agreement as of the date set forth above.

EACH BORROWER LISTED ON
SCHEDULE 1 ATTACHED HERETO:

By: /s/ Alexander Gordon Jardin
Name: Alexander Gordon Jardin
Title: as Chief Executive Officer of, and on
behalf of, each Borrower listed on Schedule 1
attached hereto.

Address for Notices:
101 Hudson St., 25th Floor
Jersey City, N.J.  07302
Fax: 201-604-4400
Attention:  General Counsel

With a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Fax: 212-715-8346
Attention:  J. Michael Mayerfeld

FRANKLIN CREDIT MANAGEMENT
CORPORATION

By: /s/ Thomas J. Axon
Name: Thomas J. Axon
Title: President

Address for Notices :

Same as above

TRIBECA LENDING CORP.

By: /s/ Alexander Gordon Jardin
Name: Alexander Gordon Jardin
Title: Chief Executive Officer

Address for Notices

Same as above

THE HUNTINGTON NATIONAL BANK

 By: /s/ Alan D. Seitz
 Name:  Alan D. Seitz
 Title:  Senior Vice President

 Address for Notices:

                                                                                          The Huntington National Bank
41 South High Street
Columbus, Ohio  43215
  Attn: Special Assets
  Fax:  (614) 480-3795

 With a copy to:
Porter Wright Morris & Arthur LLP
41 South High Street
Columbus, Ohio  43215
 Attn: Jack R. Pigman and Timothy E. Grady
 Fax:  (614) 227-2100